EXECUTION VERSION




                            STOCK PURCHASE AGREEMENT,

                            DATED AS OF APRIL 6, 2005

                                      AMONG


                                LOUISA K. BECKER,

                                 JAMES N. DETTL,

                                STEVEN K. MILLER,

                                BRYANT H. PATTON,

                               MARCUS W. RHOADES,

                             ROBERT N. SKINNER, AND

                       YORKTOWN ENERGY PARTNERS IV, L.P.,

                                   AS SELLERS;


                             CAMDEN RESOURCES, INC.

                                   AS COMPANY;


                                       AND

                           MAVERICK OIL AND GAS, INC.

                                    AS BUYER

021594 000001 DALLAS 1868194.5                iv
                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................1

ARTICLE II EFFECTIVE DATE; CLOSING.............................................7
        2.1       Effective Date; Closing......................................7
        2.2       Proceedings at Closing.......................................7

ARTICLE III SALE AND PURCHASE OF SHARES; CONSIDERATION.........................7
        3.1       Sale and Purchase of Shares..................................7
        3.2       Amount and Form of Consideration.............................7
        3.3       Payment of Consideration.....................................8
        3.4       Purchase Price Adjustments...................................8
        3.5       Excluded Items...............................................8
        3.6       Employee Stock Options.......................................8
        3.7       Seller Loans.................................................9
        3.8       Earnest Money................................................9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY..........................10
        4.1       Organization and Power......................................10
        4.2       Authorizations; Execution and Validity......................10
        4.3       Capitalization..............................................10
        4.4       Financial Statements........................................11
        4.5       Consents....................................................11
        4.6       No Defaults or Conflicts....................................11
        4.7       Agreements, Contracts and Commitments.......................12
        4.8       Litigation..................................................12
        4.9       Labor Matters...............................................12
        4.10      Employee Benefit Matters....................................12
        4.11      Taxes.......................................................13
        4.12      Fees........................................................15
        4.13      Absence of Certain Changes or Events........................15
        4.14      Compliance with Laws........................................15
        4.15      Transactions with Related Parties...........................16
        4.16      Indebtedness................................................16
        4.17      Agents......................................................16
        4.18      Commission Contracts........................................16
        4.19      Books and Records...........................................16
        4.20      Information Furnished.......................................17
        4.21      Directors and Officers......................................17
        4.22      Bank Accounts...............................................17
        4.23      Owned Real Property.........................................17
        4.24      Leased Real Property........................................17
        4.25      Insurance...................................................18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS...........................18
        5.1       Organization and Good Standing..............................18
        5.2       Authorization of Agreement..................................18
        5.3       Conflicts, Consents of Third Parties........................19
        5.4       Brokers.....................................................19
        5.5       Litigation..................................................19
        5.6       Ownership of Stock..........................................19
        5.7       Marketable Title............................................19
        5.8       No Default..................................................19

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER............................20
        6.1       Organization and Good Standing..............................20
        6.2       Authorization of Agreement..................................20
        6.3       Conflicts, Consents of Third Parties........................20
        6.4       No Default..................................................20
        6.5       Litigation..................................................21
        6.6       Investment Intent...........................................21
        6.7       Disclosure of Information...................................21
        6.8       Brokers.....................................................21

ARTICLE VII ADDITIONAL AGREEMENTS.............................................21
        7.1       Further Actions.............................................21
        7.2       Conduct of Business Pending Closing.........................21
        7.3       Title and Environmental Defects.............................22
        7.4       Access to Information.......................................23
        7.5       Regulatory Approvals........................................23
        7.6       Employee Matters............................................23
        7.7       Agreement to Defend.........................................24
        7.8       Certain Consents by Sellers.................................24
        7.9       Excluded Items..............................................24
        7.10      Other Actions...............................................24
        7.11      LIMITATION AND DISCLAIMER OF IMPLIED
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY 24
        7.12      Assumption of Employee Benefit Plans........................25
        7.13      Preparation of Payroll and Bonus Checks and Overhead
                  Reimbursement........25
        7.14      Change of Company Name......................................25
        7.15      Relationship Among Sellers..................................25
        7.16      Assumption of Office Lease..................................26
        7.17      Amendment of Schedules......................................26
        7.18      Audit.......................................................26

ARTICLE VIII CONDITIONS TO CLOSING............................................27
        8.1       Buyer's Conditions..........................................27
        8.2       Sellers' Conditions.........................................28

ARTICLE IX DELIVERIES AT CLOSING..............................................28
        9.1       Deliveries by Seller to Buyer...............................28
        9.2       Deliveries by Buyer to Seller...............................29

ARTICLE X TERMINATION.........................................................29
        10.1      Termination.................................................29
        10.2      Effect of Termination.......................................30

ARTICLE XI INDEMNIFICATION....................................................30
        11.1      Seller Indemnification......................................30
        11.2      Buyer Indemnification.......................................30
        11.3      Indemnification Procedures..................................30
        11.4      Limits on Indemnification...................................31

ARTICLE XII TAXES.............................................................32
        12.1      Tax Returns and Payments....................................32
        12.2      Cooperation.................................................33
        12.3      Sales and Use Taxes; Property Taxes.........................33

ARTICLE XIII GENERAL..........................................................33
        13.1      Amendments..................................................33
        13.2      Waivers.....................................................33
        13.3      Notices.....................................................33
        13.4      Successor and Assigns, Parties in Interest..................34
        13.5      Severability................................................34
        13.6      Entire Agreement............................................35
        13.7      Governing Law...............................................35
        13.8      Remedies....................................................35
        13.9      Expenses....................................................35
        13.10     Release of Information; Confidentiality.....................36
        13.11     Schedules...................................................36
        13.12     Certain Construction Rules..................................36
        13.13     Counterparts................................................36

                               INDEX OF EXHIBITS:

EXHIBIT                DESCRIPTION
Exhibit "A"            Excluded Items
Exhibit "B"            Oil and Gas Properties
Exhibit "C"            Option Cancellation Agreement
Exhibit "D"            Termination Agreement


                          INDEX OF SCHEDULE REFERENCES:

Schedule
Schedule 3.4
Schedule 4.3(a)
Schedule 4.3(b)
Schedule 4.3(c)
Schedule 4.4
Schedule 4.5
Schedule 4.7
Schedule 4.8
Schedule 4.10
Schedule 4.11
Schedule 4.12
Schedule 4.13
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.21
Schedule 4.22
Schedule 4.23
Schedule 4.24
Schedule 4.25
Schedule 5.4
Schedule 7.6

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement dated as of April 6, 2005 (the "Agreement") is entered into by and among Maverick Oil and Gas, Inc., a Nevada corporation ("Buyer"), Camden Resources, Inc., a Delaware corporation ("Company") and each of Louisa K. Becker, James N. Dettl, Steven K. Miller, Bryant H. Patton, Marcus W. Rhoades, Robert N. Skinner and Yorktown Energy Partners IV, L.P. (each a "Seller" or collectively referred to herein as "Sellers") pertaining to the purchase and sale of 100% of the capital stock of the Company. Camden Oil & Gas, Inc., a Delaware corporation ("COG") joins in this Agreement for the limited purpose set forth in this Agreement.

         WHEREAS, the Sellers own all the outstanding shares of capital stock (the "Shares") of the Company; and

        WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer all of the Shares on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and subject to the conditions contained herein, the parties hereto hereby agree as follows:

ARTICLE I

                                   DEFINITIONS

         As used in this Agreement:

         "2004 Financial Statements" has the meaning specified in Section 7.18.

         "Affiliate" means, as to any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person.

         "Agreement" has the meaning specified in the preamble hereof.

         "Basket Amount" has the meaning specified in Section 11.4.

         "Buyer" has the meaning specified in the preamble hereof.

         "Casas Litigation" means the following: (i) Cause No. DC-01-236; SWEPI, L.P., (d/b/a Shell Western E&P), KLT Inc. and KLT Gas Inc. vs. Camden Resources, Inc.; 229th Judicial District Court of Duval County, Texas; (ii) Cause No. 03-00255-I; KLT Inc. and KLT Gas Inc. v. Camden Resources, Inc.; 162nd District Court of Dallas County, Texas; (iii) Cause No. GN 50045; SWEPI, L.P. v. Railroad Commission of Texas; 345th Judicial District Court of Travis County, Texas, appeal from Orders entered by Railroad Commission in R.R.C. Docket Nos. 04-0229075 and 04-0119076 and (iv) Cause No. GN500038, KLT Gas, Inc. v. Railroad Commission of Texas; 53rd Judicial District Court of Travis County, Texas, appeal from Orders entered by Railroad Commission in R.R.C. Docket Nos. 04-0229075 and 04-0119076.

        "Closing" has the meaning specified in Section 2.1.

        "Closing Date" has the meaning specified in Section 2.1.

        "Closing Date Payment" has the meaning specified in Section 3.3.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "COG" has the meaning specified in Section 3.5.

        "Common Stock" means the common stock, par value $.01 per share, of the Company.

        "Company" has the meaning specified in the preamble hereof.

        "Company's Knowledge" means actual knowledge of the Company's President and/or Executive Vice President.

        "Company Working Capital" means (i) the amount of the Company's net working capital on April 1, 2005 calculated on a cash basis and (ii) a working capital adjustment based on the Company's net working capital on April 1, 2005 calculated on an accrual basis, which shall reflect, among other things, (a) an amount equal to the fees and expenses of legal counsel to the Company in connection with the transactions contemplated by this Agreement, (b) the fees and expenses of Raymond James in connection with its services as financial advisor to the Company in connection with the transactions contemplated by this Agreement and (c) 50% of the aggregate fees of each of JP Morgan and Richardson Barr & Co. in connection with their services as financial advisor to the Company in connection with the transactions contemplated by this Agreement, provided that the remaining 50% of such fees and expenses shall be borne by Buyer.

        "Confidentiality Agreement" means that certain Confidentiality Agreement by and between the Company and Hurricane Energy, LLC, the predecessor of Buyer, dated as of January 31, 2005.

        "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.

        "Defect Notice" has the meaning specified in Section 7.3.

        "Earnest Money" has the meaning specified in Section 3.8.

        "Effective Date" has the meaning specified in Section 2.1.

        "Employee Benefit Plans" has the meaning specified in Section 4.10.

        "Employee Options" shall have the meaning specified in Section 3.6.

        "ERISA" has the meaning specified in Section 4.10.

        "Excluded Items" means the properties and related liabilities of the Company described on Exhibit "A" attached hereto and made a part hereof for all purposes.

        "Final Schedule 3.4" has the meaning specified in Section 3.4.

        "Final Statement" has the meaning specified in Section 3.4.

        "Financial Statements" has the meaning specified in Section 4.4.

        "GAAP" means accounting principles generally accepted in the United States of America as in effect from time to time and applied on a basis consistent with the preparation of the Financial Statements.

        "Governmental Authority" means any federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

        "Indebtedness" means the indebtedness (including the current portion thereof, but excluding capitalized leases) set forth on Schedule 4.16.

        "Indemnified Party" has the meaning specified in Section 11.3(a).

        "Indemnifying Party" has the meaning specified in Section 11.3(a).

        "Injunction" means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any party hereto, or any legal restraint or prohibition.

        "Interim Financial Statements" has the meaning specified in Section 4.4.

        "Lands" has the meaning specified in the definition of "Oil and Gas Properties."

        "Latest Balance Sheet" has the meaning specified in Section 4.4.

        "Law" means any federal, state, local or foreign law, statute, rule, ordinance, code or regulation.

        "Leases" has the meaning specified the definition of "Oil and Gas Properties."

        "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, or any other adverse claim whatsoever.

        "Litigation" shall mean the Legal Proceedings, Orders and Official Actions listed on Schedule 4.8.

        "Losses" has the meaning specified in Section 11.1.

        "Material Adverse Effect" shall mean:

                (i).....As to Buyer, any breach of Buyer's representations and warranties, which individually or in the aggregate would materially impair Buyer's ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

                (ii) As to any Seller, any breach of such Seller's representations and warranties, which individually or in the aggregate would materially impair such Seller's ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

                (iii) As to the Company, any breach of such Company's representations and warranties, which, in Buyer's reasonable estimation, made in good faith and in accordance with customary industry standards, would individually or in the aggregate reduce the value of the Company by an amount in excess of $5,000,000 calculated on a present value basis utilizing a 10% discount rate and on a pre-tax basis.

        "Material Contract" has the meaning specified in Section 4.7.

        "Office Lease Agreement" shall mean that certain Lease Agreement, dated April 25, 2000, by and between the Company and Mack-Cali Texas Property, L.P., as amended by that certain First Amendment to Lease Agreement, dated May 5, 2003, by and between the Company and Mack-Cali Texas Property, L.P.

        "Official Action" shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any court, administrative body, or other tribunal.

        "Oil and Gas Properties" means all right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) Hydrocarbon leases, Hydrocarbon and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the "Leases") and the lands covered thereby ("Land(s)") and any and all Hydrocarbon, water or injection wells thereon or applicable thereto (the "Wells"); (ii) any pools or units which include all or a part of any Land or include any Well (the "Units") and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; (iii) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, seismic, geological and geophysical agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements; (iv) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such properties; and (v) equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such properties. Attached hereto as Exhibit "B" is a description of each Lease and the Units and the Wells applicable thereto and a description, organized by prospect, of the items listed above in subparagraphs (iii), (iv) and (v), which Exhibit "B" shall be a part of the definition of "Oil and Gas Properties." The respective "net revenue interest" and "working interest" described on Exhibit "B" shall be a part of the definition of "Oil and Gas Properties."

        "Option Cancellation Agreement" has the meaning specified in
Section 3.6.

        "Option Consideration" has the meaning specified in Section 3.6.

        "Order" means any order, judgment, Injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.

         "Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

        "Permitted Liens" means: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, (b) operators' liens and statutory liens, for taxes, assessments, labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith); (c) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other contracts, agreements and installments; (d) statutory or regulatory authority of governmental agencies; (e) easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances; (f) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the party or the receipt of production revenues from the Oil and Gas Properties affected thereby and (g) matters described in
Schedule 4.16 to this Agreement.

        "Per Share Consideration" has the meaning specified in Section 3.6.

        "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

        "Post-Signing Event" has the meaning specified in Section 7.17.

        "Pre-Closing Returns" has the meaning specified in Section 12.1.

        "Preferred Stock" means the preferred stock, par value $.01 per share, of the Company.

        "Pro Rata Share" means with respect to any Seller a fraction, set forth as a percentage, the numerator of which is the aggregate amount of consideration received by a Seller pursuant to this Agreement for all of such Seller's Shares and the Seller's Option Share Consideration, if applicable, and the denominator of which is the aggregate consideration received by all Sellers pursuant to this Agreement.

        "Purchase Price" has the meaning specified in Section 3.2.

        "Real Property Leases" has the meaning specified in Section 4.24.

        "Related Party" means (i) any Affiliate of the Company, or (ii) except for any non-natural Seller, any grandparent, parent, brother, sister, child or spouse of a Seller.

        "Schedule" means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller" and "Sellers" have the meaning specified in the preamble hereof.

        "Sellers' Representative" shall have the meaning specified in Section 7.15.

        "Shares" has the meaning specified in the preamble hereof.

        "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, excise and other taxes, duties and similar governmental charges or assessments imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty, charge or assessment.

        "Tax Return" means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

        "Termination Agreement" has the meaning specified in Section 7.6.

        "Title Defect" has the meaning specified in Section 7.3.

        "Title Defect Amount" has the meaning specified in Section 7.3.

        "Wells" has the meaning specified in the definition of Oil and Gas Properties.

        "Units" has the meaning specified in the definition of Oil and Gas Properties.

        "Voting Agreement" has the meaning specified in Section 7.8.


                                   ARTICLE II

                             EFFECTIVE DATE; CLOSING

        2.1 Effective Date; Closing. The effective date (for accounting purposes only) of the transactions contemplated hereby shall be at 12:00 a.m., Central Time, on April 1, 2005 (the "Effective Date"). The Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas at 10:00 a.m., Central Time, on June 10, 2005 or such other place or date as the parties hereto may mutually agree (the "Closing Date"), provided that Buyer may accelerate the date of Closing by delivering written notice to the Company and Sellers at least five days prior to the Buyer's proposed date of Closing.

        2.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.


                                  ARTICLE III

                   SALE AND PURCHASE OF SHARES; CONSIDERATION

        3.1 Sale and Purchase of Shares. On the Closing Date, subject to the terms and conditions set forth herein, the Sellers will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from the Sellers, the Shares.

        3.2 Amount and Form of Consideration. The total purchase price to be paid by Buyer to Sellers in consideration of the Shares is $88,000,000.00 in United States dollars (the "Base Purchase Price"), subject to adjustment as provided in Section 3.4 (the Base Purchase Price, as so adjusted is the "Purchase Price"). The Company and Sellers agree and acknowledge that a portion of the Purchase Price is being paid contemporaneously with the execution of this Agreement in the form of the Earnest Money, as described in
Section 3.8.

        3.3 Payment of Consideration. In consideration of the sale, transfer, conveyance, assignment and delivery of the Shares, Buyer will, subject to adjustment pursuant to Section 3.4 hereof, pay the Sellers an amount equal to the Purchase Price, as reduced by the amount of the Earnest Money described in
Section 3.8 which shall be distributed along with any interest accrued thereon to the Sellers, by wire transfer of immediately available funds on the Closing Date (the "Closing Date Payment"). A proportionate amount of the Closing Date Payment described in this Section 3.3 shall be paid to each Seller in accordance with the ownership interests set forth on Schedule 4.3(a). The Closing Date Payment shall be paid by wire transfer of immediately available funds to Sellers (to the accounts thereof specified by each Seller) in accordance with the instructions of each Seller delivered to Buyer not later than 48 hours prior to the Closing.

        3.4 Purchase Price Adjustments. The Company and Buyer agree that the estimated amount of adjustments to the Base Purchase Price based on Company Working Capital are as set forth on Schedule 3.4. The Company and Buyer shall mutually agree prior to Closing on the total amount of adjustments to the Base Purchase Price based on Company Working Capital and which shall be set forth on the final version of Schedule 3.4 to be delivered at or prior to the Closing (the "Final Schedule 3.4"). On or before sixty (60) days following the Closing Date, Buyer shall prepare a final settlement statement of the Company Working Capital showing (i) all monies, proceeds, receipts, credits and income of the Company, not otherwise reflected on Final Schedule 3.4; and (ii) all costs, expenses and other amounts of the Company, not otherwise reflected on Final
Schedule 3.4 (the "Final Statement"). The net amount owed to Sellers or Buyer pursuant to the Final Statement, as mutually agreed by Buyer and Sellers' Representative, shall be paid by the party owing such amount by wire transfer of immediately available funds within ten (10) days following receipt of the Final Statement. For a period of six (6) months following the receipt of the Final Statement, each party reserves the right to review (at its sole cost and expense) each of those items in the books and records of the other party which were a factor in an adjustment being made to the Company Working Capital.

        3.5 Excluded Items. On or prior to the Closing Date, the Excluded Items will be transferred to Camden Oil & Gas, Inc. ("COG") by way of dividend, assignment and assumption or otherwise. All references herein to the Company's assets, properties (including, without limitation, its Oil and Gas Properties) and liabilities do not include or refer to any of the Excluded Items.

        3.6 Employee Stock Options. On or prior to the Closing Date, the Company will enter into agreements (each, an "Option Cancellation Agreement") with each holder, including each Seller that is a holder, of an outstanding option to purchase the Company's Common Stock ("Employee Options") granted by the Company pursuant to stock option agreements, whether or not then vested or exercisable, in the form attached hereto as Exhibit "C", pursuant to which on the Closing Date each Employee Option outstanding on the Closing Date and subject to such an Option Cancellation Agreement shall be canceled and each holder of a canceled Employee Option shall receive in cancellation and settlement of the Employee Option, a cash amount

(the "Option Consideration") set forth on Final Schedule 3.4 equal to the product of (i) the number of shares of the Company's Common Stock subject to the Employee Option as of such time, multiplied by (ii) the excess, if any, of the Per Share Consideration less the exercise price per share of the Company's Common Stock subject to the Employee Option. "Per Share Consideration" shall mean the Purchase Price divided by 2,374,000. As of the date of this Agreement, the Per Share Consideration is $39.05. As of the Closing Date, each holder of an Employee Option will be entitled to receive only an amount equal to the Option Consideration from Buyer and not any shares of the Company's Common Stock or other securities. All amounts payable under this Section 3.6 shall be paid by Buyer by wire transfer of immediately available funds to an account designated by the Company for payment by the Company to each holder of an Employee Option at the Closing. Except as provided herein, the Company shall not grant or amend any Employee Options and shall not amend or modify the stock option agreements after the date hereof. In lieu of the foregoing, the holders of the Employee Options may exercise such Employee Options prior to the Closing Date. If any Employee Options are exercised, the shares of Common Stock issuable upon such exercise shall be considered issued and outstanding for all purposes under this Agreement and Final Schedule 3.4 shall be adjusted to reflect such exercise. Notwithstanding anything to the contrary in this Agreement, the exercise of Employee Options shall not be deemed to be a breach of any representation, warranty, covenant or agreement on the part of the Company or any Seller contained in this Agreement. Any holder of Employee Options who is not a party hereto shall promptly following the exercise of Employee Options become a party to this Agreement as a "Seller" by executing a joinder agreement in form and substance as mutually agreed by Buyer and the Company.

        3.7 Seller Loans. Each Seller (other than Yorktown Energy Partners IV, L.P.) will receive from Buyer only the amount of Purchase Price in excess of any such promissory notes or other indebtedness as set forth on Final Schedule 3.4 and no such Seller will assert any claim against Buyer or the Company regarding any such promissory notes or other indebtedness. All amounts payable under this
Section 3.7 shall be paid by Buyer by wire transfer of immediately available funds at or prior to the Closing.

        3.8 Earnest Money. Contemporaneous with Buyer's execution of this Agreement, Buyer shall pay to the Company by wire transfer of immediately available funds, to be held in a separate bank account owned by the Sellers' Representative for the benefit of the Sellers, an amount equal to $5,000,000.00, which is equal to 5.6% of the Base Purchase Price (the "Earnest Money"). No funds of the Company, COG or any Seller will be commingled with any any of the Earnest Money in such account. In the event the Closing occurs, the Earnest Money shall be applied (without interest) against and reduce the Purchase Price on a dollar-for-dollar basis. If the Closing does not occur, the Earnest Money shall be retained by the Company in accordance with this paragraph. In the event Buyer fails or refuses to close the transaction contemplated hereby on the Closing Date, the Company shall retain the Earnest Money as liquidated damages in lieu of all other damages (and as Sellers' and the Company's sole remedy in such event), unless such failure or refusal to close was the result of Sellers or the Company committing a willful breach of their respective representations or agreements contained in this Agreement, the effect of which is a Loss to Buyer in amount of at least $10,000,000, in which case the Earnest Money shall be refunded to Buyer. The parties hereto hereby acknowledge that the extent of damages to Sellers and the Company occasioned by such failure or refusal by Buyer would be impossible or extremely impractical to ascertain and that the amount of the Earnest Money is a fair and reasonable estimate of such damages under the circumstances.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        The Company hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

        4.1 Organization and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company has heretofore delivered to Buyer complete and correct copies of its certificate of incorporation and bylaws, each as amended to date.

        4.2 Authorizations; Execution and Validity. The execution and delivery of this Agreement by Company, the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary with respect thereto. This Agreement has been duly executed and delivered by the Company and, when duly and validly executed and delivered, will constitute a valid and binding obligation of the Company, as applicable, and is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

        4.3 Capitalization. The authorized capital stock of the Company consists solely of 4,900,000 shares of Common Stock and 100,000 shares of Preferred Stock. There are an aggregate of 2,259,000 shares of Common Stock issued and outstanding (exclusive of zero shares of treasury stock), all of which Shares are owned of record and beneficially, free and clear of any Liens (other than pledges in connection with indebtedness in favor of the Company which shall be released at Closing and pursuant to applicable securities laws), by Sellers with each Seller owning the number of Shares shown on Schedule 4.3(a), and have been duly authorized and validly issued, and are fully paid and non-assessable. No shares of Preferred Stock are issued and outstanding. As of the Effective Date, the Company had outstanding options which had been issued to the individuals and entities listed on Schedule 4.3(b) totaling 115,000 Shares. As of the Effective Date, the issued and outstanding amount of the Company's Common Stock on a fully diluted basis, excluding treasury stock, is 2,374,000 Shares. As of the Closing Date, there shall be no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating the Company to issue or sell any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, or otherwise requiring Sellers or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Sellers or the Company or any rights to participate in the equity or net income of Sellers or the Company. All of the issued shares of the Company's capital stock were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any Seller.

        The Company does not own, directly or indirectly, any capital of or other equity interest in or has any other investment in or outstanding loans to any corporation, partnership or other entity or organization. Except as set forth on Schedule 4.3(c), there are no stockholders' agreements, voting trusts or other agreements or understandings between or among Sellers or to which the Company is a party or by which it is bound with respect to the transfer or voting of any capital stock of the Company, none of which shall be in effect following the Closing.

        4.4 Financial Statements. Attached hereto on Schedule 4.4 are correct and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2003 (the "Latest Balance Sheet"), December 31, 2002 and December 31, 2001, together with cash basis unaudited consolidated balance sheets through both December 31, 2004 and February 28, 2005 (the "Interim Financial Statements"), with the related statements of operations for the periods ended on such dates (the "Financial Statements"). The Financial Statements present fairly the financial position of the Company as of the dates indicated, and the results of its operations for the periods prepared in conformity with GAAP, consistently applied, except that, in the case of the Interim Financial Statements, such Interim Financial Statements (i) have not been prepared in conformity with GAAP, consistently applied, and (ii) are unaudited and are subject to normal recurring year-end adjustments and the absence of footnotes.

        4.5 Consents. Neither the execution and delivery by the Company of this Agreement nor consummation or performance by the Company of the transactions contemplated by this Agreement to be consummated or performed by it will require prior to the Closing (on the part of the Company) any consent from, authorization or approval or other action by, notice to or declaration, filing or a registration with, any Governmental Authority or any other third party, except, if required, to comply with the HSR Act or as specified in Schedule 4.5.

        4.6 No Defaults or Conflicts. Neither the execution and delivery by the Company of this Agreement nor the consummation or performance by the Company of the transactions contemplated by this Agreement to be consummated or performed by it (i) results or will result in any violation of the certificate of incorporation or bylaws of the Company; (ii) violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of the Company, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Contract or (B) any applicable Law or Order to which the Company or any of their respective properties is subject.

        4.7 Agreements, Contracts and Commitments. Except for the Oil and Gas Properties, the Company has listed in Schedule 4.7 all leases, contracts, agreements and instruments to which it is a party as of the date hereof involving payment by or to the Company of more than $1,000,000 and extending for a term of more than six months from the date of this Agreement and not terminable without payment or penalty upon less than 60 days' notice (true and correct copies of each such document have been previously delivered or made available to Buyer) (the "Material Contracts"). Except as set forth in Schedule 4.7, the Company has not breached, nor to the Company's Knowledge is there any claim or any legal basis for a claim that the Company or any third party has breached, any of the terms or conditions of any Material Contract if any such breach, whether considered individually or in the aggregate, could result in the imposition of damages or the loss of benefits in an amount or of a kind material to the Company.

        4.8 Litigation. Schedule 4.8 lists all Legal Proceedings pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its assets. Except as disclosed on Schedule 4.8, the Company is not subject to any Order or Official Action. There are no Legal Proceedings pending against or, to the Company's Knowledge, threatened in writing against, the Company that questions the validity or legality of any of this Agreement or any action taken or to be taken by the Company in connection herewith or therewith.

        4.9 Labor Matters. There is no collective bargaining or other labor union agreement applicable to any of the employees of the Company. No organized work stoppage, labor strike, labor dispute, or slowdown against the Company is pending or, to the Company's Knowledge, threatened against or involving the Company. The Company has not received written notice of any unfair labor practice and no such complaints are pending before the National Labor Relations Board or other similar governmental authority. To the Company's Knowledge, the Company is not engaged in any unfair labor practice. No grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the Company's Knowledge, threatened against the Company.

        4.10 Employee Benefit Matters. Schedule 4.10 contains a complete and accurate list of all Employee Benefit Plans (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit arrangements or payroll practices, including, without limitation, COBRA insurance coverages, employment agreements, severance agreements, board of directors and executive compensation arrangements, incentive programs or arrangements, sick leave, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Company, maintained by the Company or to which the Company has contributed or is or was obligated to make payments, in each case with respect to any employees (or, if the Company has any existing liability, former employees) of the Company (hereinafter, the "Employee Benefit

Plans"). Except as disclosed on Schedule 4.10: (a) none of the Employee Benefit Plans is a multiemployer plan within the meaning of ERISA nor has the Company made contributions to a multiemployer plan or an employee pension plan subject to Section 412 of the Code within the last five years; (b) none of the Employee Benefit Plans promises or provides medical or life insurance benefits following termination of employment to any person following the Closing Date except as is required under Section 4980B of the Code; (c) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Employee Benefit Plan; and (d) each Employee Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; and (e) there are no claims against any of the Employee Benefit Plans other than claims for benefits provided in the ordinary course of operation of the Employee Benefit Plans.

        4.11 Taxes. Except as disclosed on Schedule 4.11:

                (a) All Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company have been or will be filed within the time prescribed by Law (including extensions of time permitted by Law). There are no deferred intercompany transactions (within the meaning of Treas. Reg. 1.1502-13) that would impact a Tax Return post Closing.

                (b) The Company has paid, on a timely basis, all Taxes of the Company that are due on or before February 28, 2005 or has reserved for such Taxes in the Financial Statements.

                (c) There are no Liens for Taxes upon any of the properties or assets of the Company (except for Permitted Liens).

                (d) There are no pending Orders, audits, actions, proceedings, investigations, disputes or claims instigated by any Governmental Authority with respect to any Taxes payable by or asserted against the Company. The Company has not received notice from any taxing authority of its intent to examine or audit any of its Tax Returns. All deficiencies asserted as a result of any examination of any Tax Return of the Company have been paid in full or reserved in the Financial Statements.

                (e) The Company is not and has not been subject to tax or done business in any country other than the United States.

                (f) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between the Company and any other Person. Any internal tax allocation agreement shall terminate at the Closing.

                (g) All Taxes required to be withheld, collected or deposited by the Company (including, but not limited to, amounts required to be withheld, collected or deposited with respect to amounts paid or owing to any employee, creditor, independent contractor or other Person) have been timely withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority. All persons characterized as independent contractors, and not as employees, were properly so characterized for all purposes under all applicable laws (including, without limitation), their characterization as independent contractors for income and employment tax withholdings and payments.

                (h) No disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to foreign, state and/or local tax statutes has been filed with respect to any item relating to the Company.

                (i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will not be deductible under
        Section 280G of the Code.

                (j) The Company has never been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code). The Company does not have any liability for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor by contract or otherwise.

                (k) No material claim has been made against the Company by any taxing authority in any jurisdiction where the Company did not file sales, use, value-added, or similar Tax Returns or did not pay sales, use, value-added, goods and services, or similar Taxes, that the Company is or may be subject to sales, use, value-added, or similar taxation by that jurisdiction.

                (l) No material claim has been made against the Company by any taxing authority in any jurisdiction where the Company did not file payroll, unemployment, social security or social insurance, or similar Tax Returns or did not pay payroll, unemployment, social security or social insurance, or similar Taxes, that the Company is or may be subject to payroll, unemployment, social security or social insurance, or similar taxation by that jurisdiction.

                (m) There are no outstanding agreements or waivers that would extend the statutory period in which a taxing authority may assess or collect a Tax against the Company.

                (n) No closing agreements or settlement agreements pursuant to any provision of any tax law has been entered into with any taxing authority by or with respect to the Company which requires the Company to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Closing Date.

                (o) The Company has not agreed to make any adjustment pursuant to Section 481 of the Code or pursuant to any other provision of the tax laws of any jurisdiction, which could materially increase Taxes or taxable income, or materially reduce any tax credits, net operating losses or capital losses of the Company in any taxable period ending after the Closing Date. The Company does not have any application pending with any taxing authority requesting permission for any changes in any accounting method. No taxing authority has proposed, in writing, any such adjustment or change in accounting method. The Company has not failed to comply with all the applicable provisions related to filing any application for any accounting method change that would cause the application to be rejected.

        4.12 Fees. Except as listed on Schedule 4.12, the Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company or Buyer shall have liability following the Closing.

        4.13 Absence of Certain Changes or Events. Except as set forth on
Schedule 4.13 or as disclosed in the Financial Statements, since February 28, 2005, as of the date hereof there has not been any transaction or occurrence in which the Company has:

                (a) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding capital stock, or made any redemption, purchase or other acquisition of any of its equity securities;

                (b) cancelled any debts or waived any receivables, claims or rights in excess of $10,000 individually;

                (c) disposed of or permitted to lapse any rights to the use of any Intellectual Property or application therefor;

                (d) suffered any uninsured casualty loss or damage in excess of $50,000 individually;

                (e) amended any material term of any equity security of the Company; or

                (f) made any change in its accounting methods, principles or practices.

        4.14 Compliance with Laws. The Company holds all Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which the Company or any of its properties or operations are subject. No claim has been made by any Governmental Authority (and, to the Company's Knowledge, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any Law.

        4.15 Transactions with Related Parties. Except as set forth on Schedule 4.15:

                (a) No Related Party of the Company has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealings involving the Company.

                (b) No Related Party of the Company is a director or officer of, or has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any person or entity which is a customer, supplier, vendor, landlord, sales representative or competitor of the Company;

                (c) No Related Party of the Company owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of the Company;

                (d) Other than amounts owed to the Company pursuant to any intercompany debts, or expense advance reimbursements in the ordinary course of business, no Related Party of the Company owes any money to, nor is any such Related Party owed any money by, the Company; and

                (e) The Company has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Affiliate of the Company.

        4.16 Indebtedness. As of the Closing, the Company will not be liable for
(i) any Indebtedness to any financial institution or any third party (other than capitalized leases or other property as described on Schedule 4.16, which schedule includes the dollar amount outstanding under each scheduled item as of the Closing Date); (ii) any intercompany indebtedness incurred through the Closing Date and not reflected in the Financial Statements; or (iii) any indebtedness to Sellers of the Company incurred through the Closing Date and not reflected in the Financial Statements. To the extent any intercompany amounts were owed prior to the Closing, such indebtedness has been cancelled prior to the Closing.

        4.17 Agents. Except as set forth on Schedule 4.17, the Company has not designated or appointed any person or other entity to act for it or on its behalf pursuant to any power of attorney or any agency which is presently in effect (other than such of the Company's directors, officers and employees to whom the Company has given the authority to act for the Company in the ordinary course of its business) or shall continue after the Closing Date.

        4.18 Commission Contracts. The Company does not employ or have any relationship with any individual, corporation, partnership, or other entity whose compensation from the Company is in whole or in part determined on a commission basis and for which the Company shall have any liability from and after the Closing.

        4.19 Books and Records. The minute books and records of the Company are current as of the Effective Date (and shall be current as of the Closing) with respect to all undertakings and authorizations, and contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Company's board of directors, or any committees thereof, and Sellers of the Company. The stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company. The accounting, financial reporting, tax and business books and records of the Company accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto. Without limiting the generality of the foregoing, the Company has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

        4.20 Information Furnished. The Company has made available to Buyer and its directors, officers, employees, counsel, representatives, financing sources, customers, creditors, accountants and auditors, true and correct copies of all agreements, documents, and other items listed on the Schedules to this Agreement and all books and records of the Company.

        4.21 Directors and Officers. Schedule 4.21 lists all of the directors and officers of the Company as of the date hereof.

        4.22 Bank Accounts. Attached hereto as Schedule 4.22 is a list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

        4.23 Owned Real Property. Other than the Oil and Gas Properties,
Schedule 4.23 contains a complete and correct list of all real property owned by the Company. No covenants, easements, rights-of-way, or regulations of record impair in any material respect the uses of these respective properties of the Company for the purposes for which they are now operated. The Company has provided to Buyer true and complete copies of all surveys, appraisals and title insurance policies relating to these real properties.

        4.24 Leased Real Property. Other than the Oil and Gas Properties and the Office Lease Agreement, Schedule 4.24 contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company is a party or is bound (the "Real Property Leases"). The Company has provided to Buyer correct and complete copies of the Real Property Leases. Except as disclosed in Schedule 4.24, (i) each of the Real Property Leases is in full force and effect, and, to the Company's Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned, (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) the Company is not, and to the Company's Knowledge, no other party is, in default under any Real

Property Lease. There is no Company Knowledge of, nor has there been receipt of any written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Schedule 4.24.

        4.25 Insurance. Schedule 4.25 contains a true and complete list of all insurance policies, directors and officers liability policies, and formal self-insurance programs, and other forms of insurance and all fidelity bonds held by or applicable to the Company and its owned or leased properties, employees or Employee Benefit Plan fiduciaries. Schedule 4.25 describes (a) whether each insurance policy listed on Schedule 4.25 is occurrence-based or claims made based and (b) each pending claim thereunder for more than $50,000 per claim and a history of all claims made against any such insurance policy of the Company for the past three (3) years. All insurance policies listed on
Schedule 4.25 have been made available to Buyer and are subject to the deductibles or retentions referenced on Schedule 4.25. The Company maintains insurance for its benefit, in coverages and amounts to be customary and adequate in the oil and gas industry. The Company is not in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. The Company has not received, nor is there any Company Knowledge of, any notice of cancellation or nonrenewal of any such insurance policy. The Company has not failed to give any notice or present any claim for more than $50,000 under any of the policies for the benefit of the Company in due and timely fashion. The Company has not been refused any insurance with respect to its assets, properties or businesses, nor has any such coverage been materially limited by any insurance carrier to which the Company has applied for any such insurance or with which the Company has carried insurance during the past three (3) years. Other than as described on Schedule 4.25, no further payments of premiums will be due following the Closing by the Company with respect to insurance coverages prior to the Closing. Neither this Agreement nor any of the transactions contemplated by this Agreement to occur at the Closing will adversely affect the Company's coverage under the terms of the insurance policies with respect to periods prior to the Closing.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each of the Sellers hereby severally (but only in proportion to their respective Pro Rata Share) and not jointly represents and warrants to Buyer and to each other Seller as follows:

        5.1 Organization and Good Standing. Such Seller (if Seller is not a natural Person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and, if such Seller is a natural Person, capacity, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it. Such Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

        5.2 Authorization of Agreement. The execution and delivery of this Agreement by such Seller and the performance of the transactions contemplated herein by such Seller (if such Seller is not a natural Person) have been duly authorized by all necessary action, and no other action on the part of such Seller is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller and is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

        5.3 Conflicts, Consents of Third Parties. Neither the execution and delivery by such Seller of this Agreement nor consummation or performance by such Seller of the transactions contemplated hereby to be consummated or performed by such Seller will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of such Seller, (c) violate any Order to which such Seller is a party or by which such Seller is bound or (d) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

        5.4 Brokers. Except as set forth on Schedule 5.4, such Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

        5.5 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of such Seller, threatened against or affecting such Seller that is reasonably likely to have a Material Adverse Effect on such Seller or the transactions contemplated in this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against such Seller that is reasonably likely to have a Material Adverse Effect on such Seller.

        5.6 Ownership of Stock. Each Seller is the record and beneficial owner of the number of Shares of the Company's Common Stock set forth opposite that Seller's name in Schedule 4.3(a), and those Shares are owned by such Seller free and clear of all Liens, (other than pledges in connection with indebtedness in favor of the Company and pursuant to applicable securities laws), including, without limitation, voting trusts or stockholders agreements. Except as set forth in Schedule 4.3(c), each Seller has full authority to transfer pursuant to this Agreement all of the Shares of the Company's Common Stock owned by such Seller free and clear of all Liens (other than pledges in connection with indebtedness in favor of the Company and pursuant to applicable securities laws), including, without limitation, voting trusts or stockholders agreements.

        5.7 Marketable Title. The delivery by Sellers to Buyer at the Closing of the certificates representing the Shares, duly endorsed in blank or accompanied by stock powers endorsed in blank will vest Buyer on the Closing Date with good and marketable title to all of the Shares, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).

        5.8 No Default. Except as would not reasonably be expected to have a Material Adverse Effect on such Seller, such Seller is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of such Seller, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which such Seller is now a party or by which such Seller or any of their properties or assets is bound, or (c) any Order applicable to such Seller.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Sellers as follows:

        6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

        6.2 Authorization of Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

        6.3 Conflicts, Consents of Third Parties. Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound (d) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Buyer, (iii) any joint venture or other ownership arrangement of Buyer or (e) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except to comply if necessary with the HSR Act.

        6.4 No Default. Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the certificate of incorporation or bylaws of Buyer, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of their properties or assets is bound, or (c) any Order applicable to Buyer.

        6.5 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

        6.6 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view towards distribution within the meaning of Section 2(11) of the Securities Act.

        6.7 Disclosure of Information. Buyer represents that it has had an opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition. Buyer expressly disclaims and disavows any reliance on Richardson Barr & Co., LaRoche Petroleum Consultants, Ltd., Raymond James or their employees, agents or representatives in connection with the transactions contemplated hereby.

        6.8 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Sellers shall have any liability following the Closing.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

        7.1 Further Actions. At any time from and after the Closing, at the request of a party and without further consideration, each other party shall promptly execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. The parties hereto agree and acknowledge that the foregoing sentence is not intended to encompass services relating to the transition of the Company's business following Closing, provided that Buyer and COG may, but are not required to, enter into an agreement relating to transition services on terms and conditions mutually agreeable to Buyer and COG in the event that Buyer and COG mutually agree that such services are necessary.

        7.2 Conduct of Business Pending Closing . Prior to the Closing Date, the Company will (except as consented to in writing by Buyer or otherwise permitted under this Agreement, including both by express permission or implied permission, such as where the imposition of an adjustment to the Base Purchase Price under Section 3.4 will result on account of the action):

                (a) carry on its business only in the ordinary course of business and in a manner consistent with past practice;

                (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                (c) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business and as to which the aggregate acquisition purchase price thereof does not exceed $500,000;

                (d) not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than the Excluded Items or in the ordinary course consistent with past practice;

                (e) (i) not increase or agree to increase the compensation payable or to become payable to any of its officers, directors or employees; (ii) not grant any severance or termination pay to, or enter into any employment or severance agreement with any executive officer, director, or employee; (iii) not enter into any collective bargaining agreement; or (iv) not establish, adopt, enter into or amend any Employee Benefit Plan;

                (f) keep in full force and effect present insurance policies or other comparable insurance coverage;

                (g) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it; and

                (h) except for (i) the transfer of the Excluded Items by the Company to COG and (ii) entering into the Option Cancellation Agreements with the holders of Employee Options or issuing Common Stock in connection with the exercise of Employee Options as contemplated by this Agreement, not declare, set aside or pay any dividend or other distribution (whether in stock or property) with respect to any of its outstanding capital stock, or make any redemption, purchase or other acquisition of any of its equity securities.

        7.3 Title and Environmental Defects. Buyer shall have access to the Oil and Gas Properties for the purposes of conducting field and environmental inspections on the Oil and Gas Properties, provided that such inspections shall be conducted by Buyer at Buyer's sole risk and the Company shall be entitled to have representatives of the Company present during such inspections. Buyer shall also have an opportunity to perform a due diligence review with respect to title matters on the Oil and Gas Properties. In the event the Buyer intends to assert that there are matters that are defects in title to the Oil and Gas Properties, other than the Permitted Liens and as determined in accordance with customary industry standards ("Title Defects"), Buyer shall give the Company written notice of all such Title Defects (a "Defect Notice") by 5:00 p.m. Central Daylight Savings Time on or before May 6, 2005. Buyer and the Company shall mutually agree on the amount attributable to each Title Defect (the "Title Defect Amount"). Upon receipt of such notice, the Company shall have the right and opportunity, but not the obligation, to cure (as determined in accordance with customary industry standards), at its sole cost and expense, any Title Defect. Buyer shall waive any Title Defect not included in such a Defect Notice.

        7.4 Access to Information. Upon reasonable notice, the Company shall afford to Buyer's officers, employees, accountants, counsel and other representatives access, from the date hereof until the Closing Date, to all its properties, books, contracts, commitments, files and records, as well as to its officers and employees and, during such period, the Company shall furnish to Buyer (a) a copy of each material report, schedule, registration statement and other document filed or received by it during such period and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this
Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder and any other activities contemplated thereby. Buyer shall indemnify, defend and hold harmless the Company and the Sellers from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever asserted against or suffered by the Company or the Sellers relating to, resulting from or arising out of examinations or inspections made by Buyer or its representatives pursuant to this Section 7.4.

        7.5 Regulatory Approvals. Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Company, the Sellers or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

7.6     Employee Matters.

                (a) Buyer shall have no obligation to offer employment or otherwise with respect to the Company's employees; provided, that at Closing the Company shall remain obligated to pay the compensation described in Schedule 7.6; and provided further that prior to Closing, the Company shall enter into a Termination Agreement (each, a "Termination Agreement") in the form attached hereto as Exhibit "D" with each party to an employment agreement and Buyer shall become a party to each such Termination Agreement. In such agreements, Buyer will agree to cause the Company following the Closing to fulfill its obligations pursuant to the agreements and will agree to contribute any necessary funds for the Company to be able to do so.

                (b) On or prior to the Closing Date, and effective as of the Closing Date, the Company shall cause all its employees to become the employees of COG, or shall otherwise cause their employment relationship with the Company to be severed.

        Any termination of the employees described in Section 7.6(a) shall only occur as provided in the Termination Agreements applicable to such employees.

7.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

7.8 Certain Consents by Sellers. Each Seller hereby consents to the sale to Buyer of the Shares owned by each other Seller on the terms and conditions set forth in this Agreement for all purposes, including, but not limited to, pursuant to Section 2 of that certain Voting and Stockholders Agreement, dated as of April 19, 2000 (the "Voting Agreement"). The Sellers and the Company shall take such action as is necessary to terminate the Voting Agreement in connection with the Closing.

7.9 Excluded Items. Buyer acknowledges and agrees that the Excluded Items shall be transferred by the Company to COG prior to the Closing Date, and that the Excluded Items are not included in the property, assets or liabilities of the Company to be acquired by Buyer in the transactions contemplated hereby or otherwise.

7.10 Other Actions. Except as contemplated by this Agreement, neither the Company, the Sellers nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

        7.11 LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTIES OF THE COMPANY. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AT OR PRIOR TO CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE COMPANY AND ITS ASSETS AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE COMPANY AND ITS ASSETS. EXCEPT AS OTHERWISE PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES BY THE COMPANY OR BY THE COMPANY'S AGENTS OR REPRESENTATIVES; ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY THE COMPANY OR BY THE COMPANY'S AGENTS OR REPRESENTATIVES OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER'S

REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY, ANY SELLER OR THE AGENTS OR REPRESENTATIVES OF THE COMPANY OR ANY SELLER; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

        7.12 Assumption of Employee Benefit Plans. Effective as of the Closing Date, the Company shall cause COG to become the successor sponsor to the Company of the Employee Benefit Plans and COG shall assume and be solely responsible and liable for all liabilities, obligations, duties, payments and benefits which exist or subsequently arise under the Employee Benefit Plans or under applicable law with respect to such plans. Neither Buyer nor the Company shall have any obligations of any kind whatsoever under the Employee Benefit Plans with respect to the employees and former employees of the Company from and after the Closing Date, and the Company shall cease to be a participating employer in the Employee Benefit Plans as of the Closing Date. The parties agree and acknowledge that Buyer will have certain responsibilities to make payments with respect to such stock option plans and Employment Agreements as described in this Agreement.

        7.13 Preparation of Payroll and Bonus Checks and Overhead Reimbursement. The Company shall prepare all final payroll and bonus checks and tax reports (including tax withholdings) to reflect payments for all compensation earned by the employees of the Company up to the Closing Date and all other amounts to be paid as required under this Agreement or otherwise to the employees or former employees of the Company, and such checks shall be delivered by the Company. COG shall reimburse the Company for one-third of the Company's overhead expense incurred from the Effective Date through the Closing Date and such amount shall be included in the Final Statement.

        7.14 Change of Company Name. Each of Buyer and the Company undertakes and agrees that promptly after the Closing, it will take all actions necessary to change the name of the Company to delete the use of the name "Camden" and/or any derivative thereof, and Buyer shall transfer the rights to such names to COG by December 31, 2005.

        7.15 Relationship Among Sellers Each Seller hereby appoints COG as the sole representative (the "Sellers' Representative") of such Seller to act as the agent and on behalf of such Seller for all purposes under this Agreement, including for the purposes of: (i) determining any adjustments to the Base Purchase Price in accordance with Section 3.4; (ii) determining whether the conditions to closing in Article VIII have been satisfied and supervising the Closing, including waiving any such condition if Sellers' Representative, in its sole discretion, determines that such waiver is appropriate; (iii) taking any action that may be necessary or desirable, as determined by Sellers' Representative in its sole discretion, in connection with the termination of this Agreement in accordance with Article X; (iv) taking any and all actions that may be necessary or desirable, as determined by Sellers' Representative in its sole discretion, in connection with the amendment of this Agreement or waivers of any term of this Agreement in accordance with Sections 13.1 and 13.2;
(v) accepting notices on behalf of such Seller in accordance with Section 13.3;
(vi) taking any and all actions that may be necessary or desirable, as determined by Sellers' Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company or such Seller in connection with the transactions contemplated by this Agreement; (vii) granting any consent or approval on behalf of such Seller under this Agreement; and
(viii) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Sellers' Representative on behalf of any Seller. As the representative of Sellers, Sellers' Representative shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice from Sellers owning at least a majority of the Shares of the appointment of a successor upon 30 days' prior written notice to Buyer. Neither Seller's Representative nor any Seller shall have any liability to Buyer for any default under this Agreement by any other Seller. Each Seller shall, however, be responsible to each other Seller for any default under this Agreement.

        7.16 Assumption of Office Lease. The Company has caused COG to become the successor tenant to the Company of the Office Lease Agreement and COG has assumed and is solely responsible and liable for all liabilities, obligations, duties, payments and benefits which exist or arise after the date of such assignment under the Office Lease or under applicable law with respect to such Office Lease Agreement, and the consent of the landlord to such assignment has been obtained by the Company and COG.

        7.17 Amendment of Schedules. The Company and the Sellers will, promptly upon becoming aware of any fact, matter, circumstance or event, which fact, matter, circumstance or event arose after the date hereof but prior to the Closing (a "Post-Signing Event"), requiring supplementation or amendment of the Schedules provided by the Company and the Sellers in the Schedules of the Company and Sellers, supplement or amend such Schedules to this Agreement to reflect any Post-Signing Event, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules which were or have been rendered inaccurate thereby. All supplements and amendments to the Schedules provided by the Company and Sellers are provided for the information of the Buyer only and no such supplement or amendment to the Schedules shall (i) amend or supplement the representations and warranties (and corresponding Schedules) made as of the date hereof or (ii) have any effect for the purpose of determining (A) satisfaction of the conditions set forth in Article VIII of the Agreement or (B) compliance by the Company or Sellers with their respective covenants and agreements set forth herein; provided, however, that if the Closing occurs the Schedules as so supplemented or amended as of the Closing with respect to such Post-Closing Event shall be deemed to be the Schedules for purposes of determining whether or not any breach of the representations and warranties of any of the Company or Sellers has occurred.

        7.18 Audit. On or before May 20, 2005, the Company shall complete an audit of the consolidated balance sheet of the Company as of December 31, 2004, together with the related statements of operations for the period ended on such date (the "2004 Financial Statements"). The fees and expenses of the audit in connection with the 2004 Financial Statements shall be borne 50% by the Company and 50% by the Buyer. The 2004 Financial Statements shall present fairly the financial position of the Company as of the date indicated, and the results of its operations for the period prepared in conformity with GAAP, consistently applied.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

        8.1 Buyer's Conditions. Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

                (a) No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

                (b) Bank Accounts. Sellers shall have caused the Company to change the names of the respective officers, employees, agents or other similar representatives of the Company, as designated by Buyer at or prior to the Closing, who thereafter shall be authorized to transact business with respect to the accounts, safe deposit boxes, lock boxes or other relationships with the banks, trust companies, securities brokers and other financial institutions set forth in Schedule 4.22.

                (c) Fulfillment of Obligations. Sellers and Company shall have duly performed or complied with all of the obligations and covenants to be performed or to which compliance is by each of them is required under the terms of this Agreement at or prior to the Closing Date.

                (d) Employee and Employee Benefit Plan Matters. The actions described in Sections 7.6 and 7.12 shall have occurred.

                (e) Accuracy of Representations and Warranties. The representations and warranties of the Company and the Sellers set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

                (f) No Material Changes. No events shall have occurred which result in a Material Adverse Effect to the Company.

                (g) Closing Deliveries. Sellers or the Company, as applicable, shall have delivered at or before Closing all of the items listed in
        Section 9.1.

                (h) Office Lease Agreement. The actions described in Section
        7.16 shall have occurred.

                (i) Financing. Buyer shall have completed, or shall complete contemporaneously with Closing, debt and/or equity financing with minimum net proceeds to Buyer of $83,000,000.

        8.2 Sellers' Conditions. Unless otherwise waived in writing prior to Closing, the obligation of Sellers to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

                (a) Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

                (b) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct in all material respects as of the date of this Agreement and as of the closing Date as though made on and as of the Closing Date.

                (c) Closing Deliveries. Buyer shall have delivered at or before Closing all of the items listed in Section 9.2.

                                   ARTICLE IX

                              DELIVERIES AT CLOSING

        9.1 Deliveries by Seller to Buyer. At the Closing, Sellers or the Company as is appropriate shall deliver, or shall cause to be delivered, to Buyer the following:

                (a) the certificates evidencing the Shares, and such instruments or documents evidencing the sale, assignment, transfer and conveyance by the Sellers to Buyer of the Shares in accordance with the terms hereof;

                (b) a certificate of the Company, dated as of the Closing Date, setting forth resolutions of the board of directors of the Company authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

                (c) a certificate of the Company attesting as to the incumbency and signature of each officer of the Company, as applicable, who shall execute this Agreement and any other agreement in connection therewith on behalf of the Company, and certifying as being complete and correct the copies attached to such certificate of the articles of incorporation and bylaws of the Company, each as in effect on such date;

                (d) a certificate of existence of the Company from the Secretary of State of the State of Delaware and a certificate of the good standing of the Company from State of Delaware, and a certificate of qualification of the Company as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than 10 days prior to the Closing Date;

                (e) a certificate of the Company that the representations and warranties of the Company are true and correct as of the Closing Date, and that the Company has performed or complied with all covenants and agreements required by this Agreement;

                (f) a certificate of each of the Sellers that the representations and warranties of the Sellers are true and correct as of the Closing Date, and that the Sellers have performed or complied with all covenants and agreements required by this Agreement;

                (g) the originals of all minute books, stock transfer records, electronic data and corporate and all other records of the Company, including but not limited to, all land, geological, engineering and geophysical work files relating to the Company's Oil and Gas Properties;

                (h) the resignation of each of the present directors and officers of the Company;

                (i) all consents or waivers referenced on Schedule 4.5;

                (j) copies of any and all releases, termination statements and other documents and instruments, dated on or within five days prior to the Closing Date, as are necessary to remove and release the Liens specified on Schedule 4.16 other than Permitted Liens;

                (k) the Termination Agreements; and

                (l) the Option Cancellation Agreements.

        9.2 Deliveries by Buyer to Seller. At the Closing, in addition to making the payments described in Sections 3.2, 3.3, 3.6 and 3.7, Buyer shall deliver to each Seller the following:

                (a) a certificate of a duly authorized representative of Buyer, dated the Closing Date, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date; and

                (b) a certificate of a duly authorized representative of Buyer attesting as to the incumbency and signature of each person who shall execute this Agreement or any other material document related to this transaction.

                                    ARTICLE X

                                   TERMINATION

        10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                (a) by mutual written consent of the Company, Sellers' Representative and Buyer;

                (b) by any of the Company, Sellers' Representative or Buyer if any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and nonappealable;

                (c) by any of the Company, the Sellers' Representative or Buyer if the Closing shall not have occurred on or before June 10, 2005 or such later date as mutually agreed; or

                (d) by Buyer, the Company or Sellers if the total Title Defect Amount of all of such uncured and unwaived Title Defects exceed $5,000,000.

        10.2 Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) under the Confidentiality Agreement, (ii) with respect to this Section 10.2, the second and third sentences of Section 7.4, and
Section 13.9, and (iii) to the extent that such termination results from the willful breach by a party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

        11.1 Seller Indemnification. Subject to the limitations set forth in
Section 11.4 hereof, each Seller, severally (and only in proportion to their respective Pro Rata Share) and not jointly, hereby agrees to indemnify and hold Buyer and each of their Affiliates, and the officers, directors, employees and agents thereof, harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys' fees and expenses, net of any collected insurance proceeds (collectively, "Losses"), arising out of, based upon, attributable to or resulting from (a) any breach of a representation or warranty on the part of the Company and such Seller contained in or pursuant to this Agreement, and (b) the Casas Litigation.

        11.2 Buyer Indemnification. Buyer hereby agrees to indemnify and hold Sellers harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement or any of the transactions contemplated herein.

        11.3 Indemnification Procedures.

                (a) If any third party asserts any claim against a party to this Agreement which, if successful, would entitle the party to indemnification under this Article XI (the "Indemnified Party"), it shall give notice of such claim to the party from whom it intends to seek indemnification (the "Indemnifying Party") and the Indemnifying Party shall have the right to assume the defense and, subject to Section 11.3(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 11.3(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

                (b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this Article XI, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party, and (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent. Notwithstanding anything in this Agreement to the contrary, the Casas Litigation shall not be settled or compromised on any terms and conditions without the prior written consent of Seller's Representative.

        11.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a) Sellers shall not have any obligation to provide indemnification for Losses with respect to any specific occurrence, event or circumstance giving rise to a right to be indemnified pursuant to Section 11.1 unless the amount of the claim giving rise to the right to be indemnified with respect to such specific occurrence, event or circumstance exceeds $50,000 (the "Basket Amount"). The maximum aggregate amount for which Sellers may be liable under this Article XI shall be limited to $8,800,000. The limitations set forth in this Section 11.4(a) shall not apply to the Sellers' obligation to provide indemnification for Losses relating to the Casas Litigation.

                (b) Buyer shall not have any obligation to provide indemnification for Losses pursuant to Section 11.2 arising out of or related to breaches of representations and warranties unless the aggregate amount of all such Losses pursuant to such Section exceeds the Basket Amount in which case Buyer shall be only liable to Sellers for the amount of such Losses that exceed the Basket Amount.

                (c) Except for the representations and warranties of (i) Sellers contained in Sections 5.2, 5.4, 5.6 and 5.7, and (ii) Buyer contained in Sections 6.2 and 6.9, which representations and warranties shall survive the Closing indefinitely, the respective representations of the Company, Sellers and Buyer contained in this Agreement shall survive the Closing for a period of six (6) months from the Closing Date and thereafter none of the Company, any Seller, Buyer, or any officer, director, employee, Affiliate or Related Party of the Company, any Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation or warranty. The six (6) month limitation set forth in the preceding sentence shall not apply to the Sellers' obligation to provide indemnification for Losses relating to the Casas Litigation, which shall survive until the Casas Litigation has been completed without any additional rights of appeal by the parties thereto.

                (d) Any payments made to Sellers, the Company or the Buyer pursuant to this Article XI shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Sellers on their Tax Returns.

                (e) An Indemnifying Party shall not be liable under this Article XI for Losses resulting from any event relating to a breach of a representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual knowledge on or before the Closing Date of such event.

                (f) Subject to the provisions of this Article XI and except as set forth in Section 3.8, an Indemnified Party's sole and exclusive remedy for Losses arising out of or resulting from breaches of representations and warranties set forth herein or pursuant hereto or for the Casas Litigation shall be indemnification under this Article XI.

                                  ARTICLE XII

                                      TAXES

        12.1 Tax Returns and Payments. Buyer shall control the preparation of all Tax Returns of the Company from and after the Closing Date, provided, however, that Sellers shall have the right to review and comment on any Tax Return covering a period (or portion thereof) ending on or before April 1, 2005 ("Pre-Closing Returns") and Buyer shall consider all such comments in good faith. Buyer shall prepare such Pre-Closing Returns in a manner consistent with past practice. Buyer shall not amend any Pre-Closing Returns without the written consent of the Sellers, which consent shall not be unreasonably withheld. The parties agree that the value of the Excluded Items is $200,000, and each party agrees to report the value of such Excluded Items as $200,000 on any Tax Return.

        12.2 Cooperation. Each party shall provide the other party with such cooperation and information as it reasonably may request with respect to the Company in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each party shall bear its own expenses in complying with the foregoing provisions.

        12.3 Sales and Use Taxes; Property Taxes. Sellers shall be responsible for the payment of any sales or use, transfer or other Taxes due as a result of the transactions contemplated in this Agreement. The parties will cooperate in obtaining any exemptions from any sales or use or other transfer Taxes that may be due as a result of the transactions contemplated in this Agreement.

                                  ARTICLE XIII

                                     GENERAL

        13.1 Amendments. This Agreement may only be amended by an instrument in writing executed by Buyer and Sellers.

        13.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

        13.3 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to Buyer, to:

                      Maverick Oil and Gas, Inc.
                      1314 East Los Olas Blvd., #803
                      Ft. Lauderdale, FL 33301
                      Attn: V. Ray Harlow

                      With copy to

                      SCM Capital Advisors, Inc.
                      1604 Locust Street, 3rd Floor
                      Philadelphia, PA 19103
                      Attn: Stephen M. Cohen

                      and

                      Glast, Phillips & Murray, PC
                      13355 Noel Road, Suite 2200
                      Dallas, TX 75240
                      Attn: Jarrell B. Ormand

        (b) If to the Sellers, to the Seller's Representative, to:

                      Camden Oil & Gas, Inc.
                      3030 LBJ Freeway
                      Suite 1610
                      Dallas, TX 75234
                      Attn: Marcus W. Rhoades

                      With a copy to:

                      Thompson & Knight LLP
                      1700 Pacific Avenue, Suite 3300
                      Dallas, TX 75201
                      Attn: Jeffrey A. Zlotky, Esq.

        13.4 Successor and Assigns, Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

        13.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this

Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modify such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

        13.6 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

        13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

        13.8 Remedies. Each of the parties hereto acknowledges and agrees that
(i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

        13.9 Expenses. Except for (i) the aggregate fees of each of JP Morgan and Richardson Barr & Co. in connection with their services as financial advisor to the Company in connection with the transactions contemplated by this Agreement (50% of each of which shall be borne by each of Company and Buyer) and
(ii) the fees and expenses of audit in connection with the 2004 Financial Statements (50% of which shall be borne by each of the Company and the Buyer), the Company, the Sellers and Buyer shall each bear their own expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that nothing in this Section 13.9 shall be deemed to prevent certain expenses incurred by the Company for legal counsel to the Company and the fees and expenses of financial advisors to the Company in connection with their services to the Company from adjusting the Base Purchase Price as contemplated in Section 3.4.

        13.10 Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with and written consent of each other party, except for any legally required communication by any party and then only with prior consultation and at least 12 hours notice together with copies of all drafts of the proposed text, prior to the time the communication is made public.

        13.11 Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement. Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

        13.12 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

        13.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

        SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT - CAMDEN RESOURCES, INC. IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                     BUYER:

                                     MAVERICK OIL AND GAS, INC.,
                                     a Nevada corporation



                                   By:
                                      ----------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                          ------------------------

                                     COMPANY:

                                     CAMDEN RESOURCES, INC., a Delaware
                                     corporation


                                   By:
                                      ----------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                          ------------------------

                                     SELLERS:


                                     -------------------------------------------
                                     LOUISA K. BECKER, an individual


                                     -------------------------------------------
                                     JAMES N. DETTL, an individual


                                     -------------------------------------------
                                     STEVEN K. MILLER, an individual


                                     -------------------------------------------
                                     BRYANT H. PATTON, an individual


                                     -------------------------------------------
                                     MARCUS W. RHOADES, an individual


                                     -------------------------------------------
                                     ROBERT N. SKINNER, an individual


                                     YORKTOWN ENERGY PARTNERS IV,
                                     L.P., a Delaware limited partnership

                                     By:  Yorktown IV Company LLC, its general
                                     partner



                                   By:
                                      ----------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                          ------------------------

                                     CAMDEN OIL & GAS, INC., a Delaware
                                     corporation



                                   By:
                                      ----------------------------
                                     Name:
                                          ------------------------
                                     Title:
                                          ------------------------